Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CENTRAL FEDERAL CORPORATION

CENTRAL FEDERAL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST:  That the Board of Directors of the Corporation, at a meeting duly held on June 24, 2020, adopted the following resolution approving and declaring advisable a proposed amendment of the Certificate of Incorporation of the Corporation stating as follows:

RESOLVED, that, in accordance with Section 242 of the Delaware General Corporation Law and the provisions of the Corporation’s Certificate of Incorporation, Article FIRST of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

FIRST:The name of the Corporation is CF Bankshares Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: That the aforesaid amendment was duly adopted by the Board of Directors of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 24th day of July, 2020.

CENTRAL FEDERAL CORPORATION

By:    /s/ Timothy T. O’Dell

Name:Timothy T. O’Dell

Title:President and Chief Executive Officer